Exhibit 99.1

UTC REPORTS FOURTH QUARTER EPS UP 23 PERCENT TO $0.87 AND FULL

YEAR EPS UP 19 PERCENT TO $3.71; 2006 CASH FLOW FROM OPERATIONS

REACHES $4.8 BILLION; 2007 OUTLOOK AFFIRMED

HARTFORD, Conn., January 23, 2007 – United Technologies Corp. (NYSE:UTX) today reported fourth quarter 2006 earnings per share of $0.87 and net income of $865 million, up 23 percent and 20 percent, respectively, excluding the 2005 fourth quarter impact of adopting FIN 47. Consolidated revenues for the quarter increased 14 percent to $12.8 billion, including organic growth of 10 percent.

In the quarter, foreign currency translation increased revenues by 3 percent and earnings by $0.02 per share.

Full year earnings per share of $3.71 and net income of $3.7 billion were 19 and 18 percent higher, respectively, than 2005 results. Revenues increased 12 percent to $47.8 billion, including 9 points of organic growth, 2 points of acquisitions, and 1 point of foreign exchange.

Cash flow from operations after capital expenditures exceeded net income for both the quarter and full year. In the fourth quarter, cash flow from operations was $1.66 billion and capital expenditures were $351 million. For the full year, cash flow from operations was $4.80 billion and capital expenditures were $954 million. Voluntary cash contributions to pension plans were $159 million in the fourth quarter and $190 million for the year.

“UTC had another solid year in 2006 and is set for more of the same in 2007,” said UTC Chairman and Chief Executive Officer George David.

“Organic growth for the year was strong at 9 percent and follows 7 percent in 2005 and 8 percent in 2004. These growth rates reflect UTC’s innovative and competitive products, strong presence in emerging markets, and good conditions in most of our markets worldwide. The exception has been Carrier’s North American residential market over the second half of 2006 on a substantially weaker U.S. housing market. However, robust aerospace and commercial construction markets well more than offset this.”

“UTC also experienced production challenges in 2006 at Carrier with the launch of its high efficiency residential air conditioning product and at Sikorsky on a doubling of volume over the 2004-2007 period. UTC’s 19 percent growth in earnings per share for the year given these market and production challenges demonstrates the balance in the portfolio and the strength of UTC’s businesses overall. We believe we are well positioned for earnings increases in 2007 and especially on favorable compares at Carrier and Sikorsky. We confirm prior guidance for 2007 earnings per share in the $4.05 to $4.20 range and cash flow after capital expenditures again to exceed net income,” David added.

Share repurchase in the quarter was $738 million and brought the year’s total to $2.07 billion. Acquisition spending, including debt assumed, was $1.0 billion for the year with approximately $514 million in the fourth quarter. Debt to capital ended the year at 31 percent, lower than 2005 despite the $1.83 billion reduction in equity resulting from the adoption of the Statement of Financial Accounting Standards No. 158 (Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans).

Fourth quarter results include restructuring costs of $82 million. For the year, restructuring costs totaled $288 million, slightly exceeding one time favorable items. Additional favorable items are anticipated in 2007 to offset trailing costs from previous restructuring actions as well as to fund potential new actions initiated throughout the year.

References in this release to earnings per share growth are before the cumulative effect of a change in accounting related to the adoption of Financial Accounting Standards Board Interpretation No. 47 (Accounting for Conditional Asset Retirement Obligations) which resulted in a non-cash after tax cumulative impact of $95 million or $0.09 per share and was recorded in fourth quarter 2005 results.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring and other matters that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

IR-UTC

United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended December 31,		Year Ended December 31,
(Millions, except per share amounts)	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Revenues	$12,787	$11,261	$47,829	$42,725

Cost and Expenses
Cost of goods and services sold	9,521	8,239	34,740	30,935
Research and development	406	423	1,529	1,367
Selling, general and administrative	1,432	1,378	5,462	5,241

Operating Profit	1,428	1,221	6,098	5,182
Interest expense	153	143	606	498

Income before income taxes and minority interests	1,275	1,078	5,492	4,684

Income taxes	337	294	1,494	1,253
Minority interests	73	63	266	267

Income before cumulative effect of a change in accounting principle	865	721	3,732	3,164

Cumulative effect of change in accounting principle- net of tax	—	(95)	—	(95)

Net Income	$865	$626	$3,732	$3,069

Net Earnings Per Share of Common Stock

Basic:
Income before cumulative effect of a change in accounting principle	$0.89	$0.73	$3.81	$3.19
Cumulative effect of change in accounting principle- net of tax	$—	$(0.09)	$—	$(0.09)
Net Income	$0.89	$0.64	$3.81	$3.10

Diluted:
Income before cumulative effect of a change in accounting principle	$0.87	$0.71	$3.71	$3.12
Cumulative effect of change in accounting principle- net of tax	$—	$(0.09)	$—	$(0.09)
Net Income	$0.87	$0.62	$3.71	$3.03

Average Shares
Basic	972	987	980	991
Diluted	998	1,010	1,006	1,014

As described on the following pages, consolidated results for the years and quarters ended December 31, 2006 and 2005 include restructuring and related charges and non-recurring items.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended December 31,		Year Ended December 31,
(Millions)	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Revenues

Otis	$2,848	$2,476	$10,290	$9,575
Carrier	3,219	3,043	13,481	12,512
UTC Fire & Security	1,326	1,203	4,747	4,250
Pratt & Whitney	3,046	2,595	11,112	9,295
Hamilton Sundstrand	1,297	1,151	4,995	4,382
Sikorsky	1,084	854	3,230	2,802

Segment Revenues	12,820	11,322	47,855	42,816
Eliminations and other	(33)	(61)	(26)	(91)

Consolidated Revenues	$12,787	$11,261	$47,829	$42,725

Operating Profit

Otis	$514	$426	$1,888	$1,712
Carrier	193	192	1,237	1,104
UTC Fire & Security	101	87	301	235
Pratt & Whitney	409	362	1,817	1,449
Hamilton Sundstrand	219	174	832	675
Sikorsky	58	70	173	250

Segment Operating Profit	1,494	1,311	6,248	5,425
Eliminations and other	27	(6)	187	81
General corporate expenses	(93)	(84)	(337)	(324)

Consolidated Operating Profit	$1,428	$1,221	$6,098	$5,182

As described on the following pages, consolidated results for the years and quarters ended December 31, 2006 and 2005 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the years and quarters ended December 31, 2006 and 2005 includes restructuring and related charges as follows:

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Restructuring and Related Charges
Otis	$6	$22	$46	$52
Carrier	10	18	69	80
UTC Fire & Security	21	10	44	21
Pratt & Whitney	32	23	68	39
Hamilton Sundstrand	11	24	40	66
Sikorsky	2	—	21	3

Segment Restructuring and Related Charges	82	97	288	261
Eliminations and other	—	—	—	6
General corporate expenses	—	—	—	—

Consolidated Restructuring and Related Charges	$82	$97	$288	$267

Consolidated results for the years and quarters ended December 31, 2006 and 2005 include the following non-recurring items. For the year ended December 31, 2006, the impact of these items, excluding the Pratt & Whitney gain of $25 million on the sale of a partnership interest ($.18 per share) was offset by pre-tax restructuring and related charges ($.19 per share) resulting in a net $.01 adverse impact to earnings per share.

2006

Q3

•	Carrier: Approximately $60 million pretax gain realized on the sale of a partnership interest in Scroll Technologies, a North American manufacturer of compressors used primarily for heating, ventilating and air-conditioning equipment.

Q2

•	Pratt & Whitney: Approximately $80 million pretax gain related to the settlement of a claim by the Department of Defense (DoD) regarding Pratt & Whitney’s cost accounting practices for engine parts on commercial engine collaboration programs.

•	Eliminations and Other: Approximately $60 million pretax interest income related to the final determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the Internal Revenue Service (IRS) examination of tax years 1994 through 1999.

•	Income Taxes: Favorable income tax adjustment of approximately $35 million, related to a determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the Internal Revenue Service (IRS) examination of tax years 1994 through 1999.

Q1

•	Pratt & Whitney: Approximately $25 million gain realized on the sale of a partnership interest in an engine program at Pratt Canada.

•	Eliminations and Other: Approximately $25 million gain from the sale of marketable securities.

2005

For the year ended December 31, 2005, the impact of the following items ($.15 per share) was offset by pre-tax restructuring and related charges ($.17 per share) resulting in a net $.02 adverse impact to earnings per share.

Q2

•	Eliminations and Other: Approximately $75 million non-cash gain from marketable securities. Approximately $45 million interest income related to 1994-1999 U.S. federal tax audits.

•	Income Taxes: Net favorable income tax adjustment of approximately $60 million, principally related to 1994-1999 U.S. federal tax audits. The tax impact of Hamilton Sundstrand’s divestiture of its Falk business was substantially offset by the tax benefit arising from the sale of a non-core Carrier refrigeration business. Neither transaction significantly impacted pre-tax earnings.

Q1

•	Eliminations and Other: Approximately $30 million gain from the sale of marketable securities.

United Technologies Corporation

Condensed Consolidated Balance Sheet

	December 31, 2006	December 31, 2005
(Millions)	(Unaudited)	(Unaudited)
Assets

Cash and cash equivalents	$2,546	$2,247
Accounts receivable, net	7,679	7,240
Inventories and contracts in progress, net	6,657	5,659
Other current assets	1,962	2,060

Total Current Assets	18,844	17,206

Fixed assets, net	5,725	5,623
Goodwill, net	14,146	13,007
Intangible assets, net	3,216	3,059
Other assets	5,210	7,030

Total Assets	$47,141	$45,925

Liabilities and Shareowners’ Equity

Short-term debt	$894	$2,305
Accounts payable	4,263	3,820
Accrued liabilities	10,051	9,220

Total Current Liabilities	15,208	15,345

Long-term debt	7,037	5,935
Other liabilities	6,763	6,876

Total Liabilities	29,008	28,156

Minority interest in subsidiary companies	836	778

Shareowners’ Equity:
Common Stock	9,395	8,552
Treasury Stock	(9,413)	(7,418)
Retained Earnings	18,754	16,051
Accumulated other non-shareowners’ changes in equity	(1,439)	(194)

	17,297	16,991

Total Liabilities and Shareowners’ Equity	$47,141	$45,925

Debt Ratios:
Debt to total capitalization	31%	33%
Net debt to net capitalization	24%	26%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2006	2005	2006	2005
Operating Activities
Net Income	$865	$626	$3,732	$3,069
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	261	256	1,033	984
Deferred income taxes and minority interest	(157)	112	52	529
Stock compensation cost	44	34	180	153
Changes in working capital	872	101	191	(437)
Voluntary contributions to pension plans	(159)	(298)	(190)	(663)
Other, net	(71)	314	(195)	699

Net Cash Provided by Operating Activities	1,655	1,145	4,803	4,334

Investing Activities
Capital expenditures	(351)	(345)	(954)	(929)
Acquisitions and disposal of businesses, net	(287)	(493)	(460)	(3,755)
Other, net	44	7	153	35

Net Cash Used in Investing Activities	(594)	(831)	(1,261)	(4,649)

Financing Activities
Increase in borrowings, net	(497)	442	(533)	2,106
Dividends paid on Common Stock	(246)	(207)	(951)	(832)
Repurchase of Common Stock	(738)	(421)	(2,068)	(1,181)
Other, net	15	28	210	242

Net Cash (Used) Provided in Financing Activities	(1,466)	(158)	(3,342)	335

Effect of foreign exchange rates	37	(11)	99	(38)

Net increase (decrease) in cash and cash equivalents	(368)	145	299	(18)

Cash and cash equivalents - beginning of period	2,914	2,102	2,247	2,265

Cash and cash equivalents - end of period	$2,546	$2,247	$2,546	$2,247

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations (an interpretation of FASB Statement No. 143)” was issued in March 2005. This Interpretation provides clarification with respect to the timing of liability recognition for legal obligations associated with the retirement of tangible long-lived assets when the timing and/or method of settlement of the obligation is conditional on a future event. This Interpretation requires that the fair value of a liability for a conditional asset retirement obligation be recognized in the period in which it occurred if a reasonable estimate of fair value can be made. UTC has determined that legal obligations exist for certain of its worldwide owned and leased facilities related primarily to building materials. We adopted the provision of this Interpretation on December 31, 2005 and recorded a non-cash transition impact of $95 million, net of taxes, which is reported as a Cumulative Effect of a Change in Accounting Principle, Net of Tax in the Statement of Operations.

(2)	In September of 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132 ( R )” (SFAS 158). This statement requires balance sheet recognition of the overfunded or underfunded status of pension and postretirement benefit plans. The Statement requires that actuarial gains and losses, prior service costs or credits, and, any remaining transition assets or obligations that have not been recognized under previous accounting standards be recognized in Accumulated Other Non-Shareowners’ Changes in Equity, net of tax effects, until they are amortized as a component of net periodic benefit cost. We adopted the provisions of SFAS 158 on December 31, 2006. The non-cash effect of the adoption resulted in a decrease in total assets by approximately $2.38 billion, an increase of total liabilities by approximately $549 million and a reduction of total shareowners’ equity by approximately $1.83 billion. The adoption of SFAS 158 did not affect our results of operations.

(3)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(4)	Organic growth represents the total reported revenue increase within the Corporation's ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2006 include approximately $25 million from the sale of a partnership interest in an engine program at Pratt Canada, $25 million from the sale of marketable securities, approximately $80 million from the settlement of Pratt collaboration programs, approximately $60 million pretax gain realized on the sale of a partnership interest in Scroll Technologies, and approximately $60 million of interest income related to the final ruling on the 1994 - 1999 U.S. federal tax audits. Non-recurring revenues that are not included in organic growth in 2005 include approximately $45 million of interest income related to 1994 - 1999 U.S. federal tax audits and approximately $105 million investment gain (approximately $30 million recorded in the first quarter). Constant currency represents reported revenues or operating profit less the impact of foreign currency translation.